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OTTAWA FINANCIAL CORPORATION   245 Central Avenue, Holland, MI
                               49423-3298/(616)393-7000


                                                  [OTTAWA LOGO]

FOR IMMEDIATE RELEASE
October 2, 1997



                         CONTACT:  Douglas J. Iverson, EVP & COO
                                   (616) 393-7002
                                   Jon W. Swets, VP & Treasurer
                                   (616) 393-7115


                   EFFECT OF STOCK DIVIDEND ON OTTAWA
                  FINANCIAL CORPORATION WARRANT HOLDERS

HOLLAND, MICHIGAN, October 2, 1997 -- Ottawa Financial Corporation, as previously announced, paid a 10% stock dividend on September 30, 1997 to shareholders of record on September 12, 1997. Upon the issuance of a stock dividend, the Corporation's Warrant Agreement requires adjustment to the warrant exercise price and number of shares issuable upon exercise of warrants.

Prior to the stock dividend, each warrant entitled the holder to purchase one share of Ottawa common stock at an exercise price of $17.50. Effective September 30, 1997, each warrant allows the holder to purchase 1.1 shares of common stock at a price of $15.91 per share reflecting a proportionate adjustment as a result of the 10% stock dividend.

Ottawa Financial Corporation, through its subsidiary, AmeriBank, operates 26 retail offices in six counties located in West Michigan and had total assets of $861.3 million as of June 30, 1997. The Corporation's stock is traded on the Nasdaq National Market under the symbol "OFCP".